Exhibit 99.1

Aytu BioPharma Reports Fiscal 2026 Full Year and Fourth Quarter Operational and Financial Results

Fourth quarter fiscal 2026 net revenue increased 6.4% to $16.1 million from $15.1 million in the prior-year quarter

Fourth quarter fiscal 2026 Adjusted EBITDA of $0.5 million

EXXUA net revenue of $6.6 million in fiscal 2026, including $3.9 million in the fourth quarter, following full commercial launch during third quarter fiscal 2026

EXXUA fourth quarter fiscal 2026 total prescriptions were 3,323, up approximately 138% from 1,398 in third quarter fiscal 2026

$26.3 million cash balance at June 30, 2026

Company to host conference call and webcast today, September 22, 2026, at 4:30 p.m. Eastern time

DENVER, CO / September 22, 2026 / Aytu BioPharma, Inc. (the “Company” or “Aytu”) (Nasdaq:AYTU), a pharmaceutical company focused on advancing innovative medicines for complex central nervous system diseases to improve the quality of life for patients, today announced operational and financial results for the fiscal 2026 full year and fourth quarter.

Q4 Fiscal 2026 Highlights

●	Net revenue increased 6.4% to $16.1 million versus $15.1 million in Q4 fiscal 2025.
●	EXXUA net revenue was $3.9 million during Q4 fiscal 2026, the first full quarter of launch.
●

ADHD Portfolio net revenue was $10.4 million versus $13.1 million in Q4 fiscal 2025. The change in net revenue is primarily due to the Company’s commercial prioritization of EXXUA and generic competition.

●	Pediatric Portfolio net revenue was $1.8 million versus $2.0 million in Q4 fiscal 2025.
●

Net loss was approximately break-even at less than ($0.1) million and included a $1.0 million derivative warrant liabilities gain, compared to a net loss of ($19.8) million in Q4 fiscal 2025, which included $18.1 million of combined impairment expense and derivative warrant liabilities loss.

●	Adjusted EBITDA was $0.5 million compared to $2.0 million in Q4 fiscal 2025. During Q4 fiscal 2026, the Company continued to make planned investments towards the commercialization of EXXUA.

Full Year Fiscal 2026 Highlights

●	Net revenue decreased 13.3% to $57.6 million versus $66.4 million in fiscal 2025.
●

EXXUA net revenue was $6.6 million during fiscal 2026. EXXUA was made commercially available in mid-December 2025, and more formally launched in mid-January 2026 following the completion of sales force training, followed by full sales force deployment in late February.

●	ADHD Portfolio, which consists of attention deficit hyperactivity disorder (“ADHD”) products, net revenue was $45.8 million versus $57.6 million in fiscal 2025. The change in net revenue is primarily due to the Company’s commercial prioritization of EXXUA and the introduction of generic competition.
●

Pediatric Portfolio, which consists of a line of legacy products, net revenue was $5.1 million versus $8.8 million in fiscal 2025. The change in net revenue is primarily due to the Company's commercial prioritization of EXXUA and reduced promotional emphasis on the Pediatric Portfolio.

●

Net loss of ($14.3) million compared to a net loss of ($13.6) million. Net loss in fiscal 2026 included a $4.7 million derivative warrant liabilities loss, while fiscal 2025 included $12.1 million of combined impairment expense, restructuring costs and derivative warrant liabilities loss.

●	Adjusted EBITDA was ($3.7) million compared to $9.2 million in fiscal 2025. During fiscal 2026, the Company made the aforementioned planned investments towards the commercialization of EXXUA.
●	Cash and cash equivalents were $26.3 million at June 30, 2026.

Management Discussion

“Although we remain in the early stages of the EXXUA launch, the continued momentum we saw throughout the fourth quarter further reinforces our confidence in this exciting opportunity,” commented Josh Disbrow, Chief Executive Officer of Aytu. “EXXUA generated $3.9 million in net revenue during the quarter, up from $2.4 million in the third quarter, while more than 3,300 prescriptions were written, more than double the prior quarter. Monthly prescriptions increased throughout the quarter, reaching a record 1,261 scripts in June, and shipments increased nearly 40% sequentially to approximately 4,600 units, including 2,377 units in June. Just as importantly, adoption is broadening across prescribers, territories and geographies, rather than being driven by only a handful of prescribers or markets. We are seeing good conversion from titration packs to full prescriptions, patients being maintained on therapy, and refill activity continuing to build. Our recently launched national speaker programs are also increasing physician engagement, and early reimbursement dynamics have been favorable relative to our initial expectations. EXXUA remains early in its launch, and prescribing, payer and gross-to-net patterns will continue to evolve, however the trajectory is highly encouraging. We remain focused on disciplined and efficient commercial execution as we work to establish EXXUA as an important treatment option for adults living with major depressive disorder.”

“Our legacy business also delivered meaningful sequential improvement during the fourth quarter and continues to provide an important financial foundation supporting the EXXUA opportunity,” Disbrow continued. “ADHD Portfolio net revenue increased to $10.4 million from $9.1 million in the third quarter, driven by higher units, improved gross-to-net economics and stable performance across the existing brands. Although generic competition continues to affect Adzenys, underlying prescription demand remains generally stable with less generic penetration than many observers expected. The portfolio’s sequential improvement demonstrates the durability of these brands and their attractive economics with minimal promotional spending. The ADHD Portfolio remains highly profitable on a standalone basis and continues to be an important source of cash generation. Pediatric Portfolio net revenue increased to $1.8 million from $0.9 million in the third quarter as product availability normalized following the prior supply disruption. While we are not assuming that either legacy portfolio has returned to sustained growth, their fourth-quarter performance reinforces the value and relative stability of these brands and the strength of our commercial platform. Together, they continue to support our ability to invest behind EXXUA in a measured and disciplined manner.”

“Overall, we view the quarter as evidence of the operating leverage available in our model as EXXUA scales alongside the profitability and cash flow contribution from our legacy operations. Looking ahead, we are highly encouraged by EXXUA’s progress, its differentiated profile and the significant opportunity within the more than $22 billion United States MDD market. When combined with the durability of our ADHD and Pediatric portfolios, disciplined expense management and a stable liquidity position, we believe Aytu is increasingly well positioned to drive sustained growth, build toward more consistent positive Adjusted EBITDA levels as fiscal 2027 progresses and create long-term shareholder value,” Disbrow concluded.

Net Revenue by Product Portfolio

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(in thousands)
EXXUA	$3,936	$—	$6,574	$—
ADHD Portfolio	10,360	13,107	45,825	57,576
Pediatric Portfolio	1,810	2,017	5,135	8,769
Other*	—	11	36	37
Total net revenue	$16,106	$15,135	$57,570	$66,382

* Other includes discontinued or deprioritized products.

Q4 Fiscal 2026 Financial Results

Net revenue for the fourth quarter of fiscal 2026 was $16.1 million, compared to $15.1 million for the prior year period.

EXXUA net revenue was $3.9 million in the fourth quarter of fiscal 2026.

The ADHD Portfolio net revenue was $10.4 million in the fourth quarter of fiscal 2026, compared to $13.1 million in the prior year period. The decrease is attributable primarily to the Company’s commercial prioritization of EXXUA, removal of promotion on the ADHD Portfolio and the introduction of generic competition for Adzenys.

The Pediatric Portfolio net revenue was $1.8 million in the fourth quarter of fiscal 2026, compared to $2.0 million in the prior year period. The change in net revenue is attributable primarily to the Company’s commercial prioritization of EXXUA and reduced promotion of the Pediatric Portfolio.

Gross profit was $10.4 million, or 64.6% of net revenue, in the fourth quarter of fiscal 2026, compared to $10.3 million, or 67.8% of net revenue, in the same quarter last year.

Operating expenses, excluding amortization of intangible assets, restructuring costs and impairment expense, were $10.4 million in the fourth quarter of fiscal 2026 compared to $8.7 million in the prior year period.  The increase is primarily a result of increased EXXUA commercialization investments.

Net loss during the fourth quarter of fiscal 2026 was approximately break-even at less than ($0.1) million, or ($0.00) net loss per share basic and diluted, compared to a net loss of ($19.8) million, or ($2.92) net loss per share basic and diluted, in the prior year period.

The fiscal 2026 fourth quarter results included a $1.0 million derivative warrant liabilities gain, while the fiscal 2025 fourth quarter results included $8.3 million of impairment expense and a $9.9 million derivative warrant liabilities loss.

Adjusted EBITDA was $0.5 million for the fourth quarter of fiscal 2026 compared to $2.0 million in the year ago period. The change primarily relates to planned investments towards the commercialization of EXXUA.

Full Year Fiscal 2026 Financial Results

Net revenue for full year fiscal 2026 was $57.6 million, compared to $66.4 million for the prior year.

EXXUA net revenue was $6.6 million. EXXUA was made commercially available in mid-December 2025, and more formally launched in mid-January 2026 following the completion of sales force training, followed by full sales force deployment in late February.

The ADHD Portfolio net revenue was $45.8 million in full year fiscal 2026, compared to $57.6 million in the prior year period. The decrease is attributable primarily to the Company’s commercial prioritization of EXXUA, removal of promotion on the ADHD Portfolio and the introduction of generic competition for Adzenys XR-ODT® (“Adzenys”).

The Pediatric Portfolio net revenue was $5.1 million in full year fiscal 2026, compared to $8.8 million in the prior year period. The change in net revenue is attributable primarily to the Company’s commercial prioritization of EXXUA and reduced promotion of the Pediatric Portfolio.

Gross profit was $36.8 million, or 64.0% of net revenue, in full year fiscal 2026, compared to $45.8 million, or 69.0% of net revenue, in the prior year. The decrease in gross profit percentage is primarily related to lower net revenue in the ADHD and Pediatric Portfolios as the Company focused on the commercialization and launch of EXXUA, a $2.2 million inventory write-down in fiscal 2026 compared to $0.3 million in fiscal 2025 primarily resulting from a shift from the Company’s Adzenys branded products to the Adzenys authorized generic products, and the absence of a $3.3 million fiscal 2025 increase in estimated variable consideration that had no corresponding cost of goods sold impact.

Operating expenses, excluding amortization of intangible assets, restructuring costs and impairment expense, were $42.6 million in full year fiscal 2026 compared to $39.6 million in the prior year. The increase is primarily a result of increased EXXUA commercialization investments, including higher spending on promotional materials, consulting services, the Company’s sales force and marketing activities, partially offset by lower research and development expense.

Net loss during full year fiscal 2026 was ($14.3) million, or ($1.16) net loss per share basic and diluted, compared to a net loss of ($13.6) million, or ($2.16) net loss per share basic and diluted, in the prior year.

The full year fiscal 2026 results were impacted by a $4.7 million derivative warrant liabilities loss primarily driven by an increase in the Company’s stock price, partially offset by gains from the exercise of liability classified warrants. The full year fiscal 2025 results included $8.3 million of impairment expense, $2.1 million of restructuring costs and a $1.7 million derivative warrant liabilities loss.

Adjusted EBITDA was ($3.7) million in full year fiscal 2026, compared to $9.2 million in the prior year period. The change primarily relates to planned investments towards the commercialization of EXXUA.

As previously announced, on March 31, 2026, the Company amended and restated certain warrants, which resolved the accounting ambiguity that previously required these warrants to be classified as liabilities rather than equity. As a result, the Company reduced its derivative warrant liabilities by $26.4 million and increased stockholders’ equity by that same amount. As of June 30, 2026, derivative warrant liabilities were $1.2 million and stockholders’ equity was $35.3 million, compared to $26.3 million and $19.0 million, respectively, at June 30, 2025.

Cash and cash equivalents were $26.3 million at June 30, 2026, compared to $31.0 million at June 30, 2025.

Conference Call Details

Date and Time: Tuesday, September 22, 2026, at 4:30 p.m. Eastern time.

Call-in Information: Interested parties can access the conference call by dialing (888) 506-0062 for United States callers or +1 (973) 528-0011 for international callers and using the participant access code 504506.

Webcast Information: The webcast will be accessible live and archived at https://www.webcaster5.com/Webcast/Page/2142/54094, and accessible on the Investors section of the Company’s website at https://investors.aytubio.com/ under Events & Presentations.

Replay: A teleconference replay of the call will be available until October 6, 2026, at (877) 481-4010 for United States callers or +1 (919) 882-2331 for international callers and using replay access code 54094.

About Aytu BioPharma

Aytu is a pharmaceutical company focused on advancing innovative medicines for complex central nervous system diseases to improve the quality of life for patients. The Company’s prescription products include EXXUA® (gepirone) extended-release tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of major depressive disorder (MDD), and treatments for attention deficit-hyperactivity disorder (ADHD). Aytu is committed to delivering the Company’s medications through best-in-class patient access programs that help to enable optimal patient outcomes. For more information, please visit aytubio.com or follow us on LinkedIn.

About EXXUA

EXXUA is a novel oral selective serotonin 5-HT1A receptor agonist indicated for the treatment of major depressive disorder (MDD) in adults.

IMPORTANT SAFETY INFORMATION

WARNING: SUICIDAL THOUGHTS AND BEHAVIORS

Antidepressants increase the risk of suicidal thoughts and behaviors in pediatric and young adult patients in short-term studies. Closely monitor all antidepressant-treated patients for clinical worsening and emergence of suicidal thoughts and behaviors. EXXUA is not approved for use in pediatric patients.

INDICATIONS AND USAGE

EXXUA is indicated for the treatment of major depressive disorder (MDD) in adults.

DOSAGE AND ADMINISTRATION

Important Recommendations Prior to Initiating and During Treatment with EXXUA

Electrocardiogram and Electrolyte Monitoring

Correct electrolyte abnormalities prior to initiating EXXUA. In patients with electrolyte abnormalities, or who are receiving diuretics or glucocorticoids, or who have a history of hypokalemia or hypomagnesemia, also monitor electrolytes during dose titration and periodically during treatment with EXXUA.

Perform an electrocardiogram (ECG) prior to initiating EXXUA, during dosage titration, and periodically during treatment. Do not initiate EXXUA if QTc is > 450 msec at baseline. Monitor ECGs more frequently if EXXUA is used:

●	concomitantly with drugs known to prolong the QT interval
●	in patients who develop QTc ≥ 450 msec during treatment
●	in patients with a significant risk of developing torsade de pointes

Do not escalate the EXXUA dosage if the QTcF is > 450 msec.

Bipolar Disorder, Mania, and Hypomania Screening

Screen patients for a personal or family history of bipolar disorder, mania, or hypomania prior to initiating treatment with EXXUA.

Important Administration Instructions

Take EXXUA orally with food at approximately the same time each day. Swallow tablets whole. Do not split, crush, or chew EXXUA.

Recommended Dosage

The recommended starting dosage of EXXUA is 18.2 mg once daily. Based on clinical response and tolerability, the dosage may be increased to 36.3 mg orally once daily on Day 4 and further titrated to 54.5 mg orally once daily after Day 7 and to 72.6 mg orally once daily after an additional week. The maximum recommended daily dosage of EXXUA is 72.6 mg once daily.

Dosage Recommendations in Geriatric Patients

The recommended starting dosage of EXXUA in geriatric patients is 18.2 mg orally once daily. Based on clinical response and tolerability, the dosage may be increased to maximum recommended dosage of 36.3 mg orally once daily after Day 7.

Recommended Dosage in Patients with Renal Impairment

The recommended starting dosage of EXXUA in patients with creatinine clearance < 50 mL/min is 18.2 mg orally once daily. Based on clinical response and tolerability, the dosage may be increased to the maximum recommended dosage of 36.3 mg orally once daily after Day 7. The recommended dosage in patients with creatinine clearance ≥ 50 mL/min is the same as in patients with normal renal function.

Recommended Dosage in Patients with Hepatic Impairment

The recommended starting dose of EXXUA in patients with moderate (Child-Pugh B) hepatic impairment is 18.2 mg once daily. Based on clinical response and tolerability, the dosage may be increased to the maximum recommended dosage of 36.3 mg orally once daily after Day 7. EXXUA is contraindicated in patients with severe (Child-Pugh C) hepatic impairment. The recommended dosage in patients with mild (Child-Pugh A) hepatic impairment is the same as patients with normal hepatic function.

Dosage Modifications for Concomitant Use with CYP3A4 Inhibitors

Reduce the EXXUA dose by 50% when used concomitantly with a moderate CYP3A4 inhibitor. EXXUA is contraindicated in patients receiving strong CYP3A4 inhibitors.

Switching a Patient to or from a Monoamine Oxidase Inhibitor (MAOI) Antidepressant

At least 14 days must elapse between discontinuation of an MAOI intended to treat depression and initiation of therapy with EXXUA. Conversely, at least 14 days must be allowed after stopping EXXUA before starting an MAOI antidepressant.

CONTRAINDICATIONS

EXXUA is contraindicated in patients:

●	with known hypersensitivity to gepirone or components of EXXUA.
●	with prolonged QTc interval > 450 msec at baseline.
●	with congenital long QT syndrome.
●	receiving concomitant strong CYP3A4 inhibitors.
●	with severe hepatic impairment.
●

taking, or within 14 days of stopping, MAOIs due to the risk of serious and possibly fatal drug interactions, including hypertensive crisis and serotonin syndrome. Starting EXXUA in a patient treated with reversible MAOIs such as linezolid or intravenous methylene blue is also contraindicated.

WARNINGS AND PRECAUTIONS

Suicidal Thoughts and Behaviors in Adolescents and Young Adults

In pooled analyses of placebo-controlled trials of antidepressant drugs (SSRIs and other antidepressant classes) that included approximately 77,000 adult patients, and 4,500 pediatric patients, the incidence of suicidal thoughts and behaviors in antidepressant-treated patients aged 24 years and younger was greater than in placebo-treated patients.

There was considerable variation in risk of suicidal thoughts and behaviors among drugs, but there was an increased risk identified in young patients for most drugs studied. There were differences in absolute risk of suicidal thoughts and behaviors across the different indications, with the highest incidence in patients with MDD.

*EXXUA is not approved for use in pediatric patients.

Monitor all antidepressant-treated patients for clinical worsening and emergence of suicidal thoughts and behaviors, especially during the initial few months of drug therapy, and at times of dosage changes. Counsel family members or caregivers of patients to monitor for changes in behavior and to alert the healthcare provider. Consider changing the therapeutic regimen, including possibly discontinuing EXXUA, in patients whose depression is persistently worse, or who are experiencing emergent suicidal thoughts or behaviors.

QT Prolongation

EXXUA prolongs the QTc interval.

●

EXXUA is contraindicated in patients with congenital long QT syndrome and in patients with severe hepatic impairment or in patients receiving concomitant strong CYP3A4 inhibitors as they increase EXXUA plasma concentrations.

●	Do not initiate EXXUA if QTc is > 450 msec at baseline.
●

Correct electrolyte abnormalities prior to EXXUA initiation. In patients with electrolyte abnormalities, or who are receiving diuretics or glucocorticoids, or who have a history of hypokalemia or hypomagnesemia, also monitor electrolytes during dose titration and periodically during treatment with EXXUA.

●	Perform an ECG prior to EXXUA initiation, during dosage titration, and periodically during treatment. Monitor patients with ECGs more frequently:
○	If EXXUA is used concomitantly with drugs known to prolong the QT interval.
○	In patients who develop QTc ≥ 450 msec during treatment with EXXUA. Do not escalate the EXXUA dosage if QTcF is > 450 msec.
○

In patients with a significant risk of developing torsade de pointes, including those with uncontrolled or significant cardiac disease, recent myocardial infarction, heart failure, unstable angina, bradyarrhythmias, uncontrolled hypertension, high degree atrioventricular block, severe aortic stenosis, or uncontrolled hypothyroidism.

●	Reduce the EXXUA dosage when used concomitantly with moderate CYP3A4 inhibitors, as they may increase EXXUA concentrations.

Serotonin Syndrome

Concomitant use of EXXUA with SSRIs or tricyclic antidepressants may cause serotonin syndrome, a potentially life-threatening condition with changes including altered mental status, hypertension, restlessness, myoclonus, hyperthermia, hyperreflexia, diaphoresis, shivering, and tremor. The concomitant use of EXXUA with MAOIs is contraindicated. In addition, do not initiate EXXUA in a patient being treated with MAOIs such as linezolid or intravenous methylene blue. If it is necessary to initiate treatment with an MAOI such as linezolid or intravenous methylene blue in a patient taking EXXUA discontinue EXXUA before initiating treatment with the MAOI.

If concomitant use of EXXUA with other serotonergic drugs is clinically warranted, inform patients of the increased risk for serotonin syndrome and monitor for symptoms. Discontinue EXXUA and/or concomitant serotonergic drug immediately if the above symptoms occur and initiate supportive symptomatic treatment.

Activation of Mania or Hypomania

Antidepressant treatment can precipitate a manic, mixed, or hypomanic manic episode. The risk appears to be increased in patients with bipolar disorder or who have risk factors for bipolar disorder. Prior to initiating treatment with EXXUA, screen patients for a history of bipolar disorder and the presence of risk factors for bipolar disorder (e.g., family history of bipolar disorder, suicide, or depression). EXXUA is not approved for use in treating bipolar depression.

ADVERSE REACTIONS

Most common adverse reactions (incidence of ≥5% and at least twice incidence of placebo) were dizziness, nausea, insomnia, abdominal pain, and dyspepsia.

The following adverse reactions are discussed in greater detail in other sections of the labeling:

●	Suicidal Thoughts and Behaviors in Adolescents and Young Adults
●	QT Prolongation
●	Serotonin Syndrome
●	Activation of Mania or Hypomania

To report SUSPECTED ADVERSE REACTIONS, contact Aytu BioPharma at 1-855-298-8246 or http://www.exxua.com or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

USE IN SPECIFIC POPULATIONS

Pregnancy

The background risk of major birth defects and miscarriage for the indicated population is unknown. In the U.S. general population, the estimated background risk of major birth defects and miscarriage in clinically recognized pregnancies is 2 to 4% and 15 to 20%, respectively.

There is a pregnancy exposure registry that monitors pregnancy outcomes in women exposed to antidepressants, including EXXUA, during pregnancy. Healthcare providers are encouraged to register patients by calling the National Pregnancy Registry for Antidepressants at 1-866-961-2388 or visiting online at https://womensmentalhealth.org/research/pregnancyregistry/antidepressants/.

Lactation

There is no data on the presence of gepirone in human milk, the effects on the breastfed infant, or the effects on milk production. Gepirone is present in rat milk. When a drug is present in animal milk, it is likely that the drug will be present in human milk. There are reports of breastfed infants exposed to other serotonergic antidepressants experiencing irritability, restlessness, excessive somnolence, decreased feeding, and weight loss. The developmental and health benefits of breastfeeding should be considered along with the mother’s clinical need for EXXUA and any adverse effects on the breastfed infant from EXXUA or from the underlying maternal condition.

OVERDOSAGE

In clinical studies, cases of acute ingestions up to 454 mg (6.25 times the maximum recommended dose) of EXXUA alone or in combination with other drugs, were reported. Signs and symptoms reported with overdose of EXXUA at doses up to 454 mg included vomiting and transient incomplete bundle branch block; an unknown dose of EXXUA produced altered level of consciousness and a 60-second convulsion. No specific antidotes for EXXUA are known. Consider contacting the Poison Help line (1-800-222-1222) or a medical toxicologist for additional overdose management recommendations.

Please see Full Prescribing Information for EXXUA.

Footnote 1

Aytu uses the term adjusted EBITDA, which is a term not defined under United States generally accepted accounting principles (“U.S. GAAP”). The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance. The Company believes that presenting adjusted EBITDA by certain categories allows investors to evaluate the various performance of these categories. The Company’s method of computation of adjusted EBITDA may or may not be comparable to other similarly titled measures used by other companies. The Company believes that net (loss) income is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA. See below for a reconciliation of net (loss) income to adjusted EBITDA.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this presentation, are forward-looking statements. These statements are predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others, risks associated with: the Company’s overall financial and operational performance, potential adverse changes to the Company’s financial position or its business, the results of operations, strategy and plans, changes in capital markets and the ability of the Company to finance operations in the manner expected, risks relating to gaining market acceptance of its products, its partners performing their required activities, its anticipated future cash position, regulatory and compliance challenges and future events under current and potential future collaborations. The Company also refers you to (i) the risks described in “Risk Factors” in Part I, Item 1A of the Company’s most recent Annual Report on Form 10‑K and in the other reports and documents it files with the United States Securities and Exchange Commission.

Contacts for Investors

Ryan Selhorn, Chief Financial Officer

Aytu BioPharma, Inc.

rselhorn@aytubio.com

Robert Blum

Lytham Partners

aytu@lythampartners.com

Aytu BioPharma, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net revenue	$16,106	$15,135	$57,570	$66,382
Cost of goods sold	5,697	4,881	20,752	20,551
Gross profit	10,409	10,254	36,818	45,831

Operating expenses:
Selling and marketing	6,120	4,781	23,369	20,906
General and administrative	4,305	3,696	19,272	17,379
Research and development	—	216	—	1,326
Amortization of intangible assets	761	921	2,492	3,683
Restructuring costs	—	—	—	2,101
Impairment expense	—	8,263	—	8,263
Total operating expenses	11,186	17,877	45,133	53,658
Loss from operations	(777)	(7,623)	(8,315)	(7,827)
Other income (expense), net	173	(1,230)	713	(512)
Interest expense	(383)	(730)	(1,895)	(3,703)
Derivative warrant liabilities (loss) gain	983	(9,860)	(4,734)	(1,703)
Loss from continuing operations before income tax expense	(4)	(19,443)	(14,231)	(13,745)
Income tax expense	(11)	(437)	(21)	(437)
Net loss from continuing operations	(15)	(19,880)	(14,252)	(14,182)
Net income (loss) from discontinued operations, net of tax	—	62	—	620
Net loss	$(15)	$(19,818)	$(14,252)	$(13,562)

Basic and diluted weighted-average common shares outstanding	19,323,098	6,791,532	12,318,817	6,279,744

Net (loss) income per share:
Basic and diluted - continuing operations	$(0.00)	$(2.93)	$(1.16)	$(2.26)
Basic and diluted - discontinued operations, net of tax	$—	$0.01	$—	$0.10
Basic and diluted - net loss	$(0.00)	$(2.92)	$(1.16)	$(2.16)

Aytu BioPharma, Inc.

Unaudited Consolidated Balance Sheets

(in thousands, except share data)

	June 30,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$26,308	$30,952
Accounts receivable, net	22,779	31,155
Inventories	6,860	11,434
Prepaid expenses and other current assets	5,814	5,638
Total current assets	61,761	79,179
Non-current assets:
Property and equipment, net	385	532
Operating lease right-of-use assets	857	1,061
Intangible assets, net	41,403	42,201
Other non-current assets	601	1,204
Total non-current assets	43,246	44,998
Total assets	$105,007	$124,177

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,284	$10,601
Accrued liabilities	35,205	38,164
Revolving credit facility	6,074	9,063
Current portion of debt	1,857	1,857
Other current liabilities	239	3,379
Total current liabilities	54,659	63,064
Non-current liabilities:
Debt, net of current portion	9,101	10,895
Derivative warrant liabilities	1,199	26,334
Other non-current liabilities	4,774	4,918
Total non-current liabilities	15,074	42,147
Stockholders’ equity:
Preferred stock, par value $.0001; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $.0001; 200,000,000 shares authorized; 10,728,208 and 8,976,913 shares issued and outstanding, respectively	1	1
Additional paid-in capital	383,060	352,500
Accumulated deficit	(347,787)	(333,535)
Total stockholders’ equity	35,274	18,966
Total liabilities and stockholders’ equity	$105,007	$124,177

Aytu BioPharma, Inc.

Unaudited Reconciliation of Net (Loss) Income to Adjusted EBITDA

(in thousands)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net loss - GAAP	$(15)	$(19,818)	$(14,252)	$(13,562)
Interest expense	383	730	1,895	3,703
Income tax expense	11	437	21	437
Depreciation and amortization	1,121	1,278	3,930	5,191
Stock-based compensation expense	146	113	691	576
Other expense (income), net	(173)	1,230	(713)	512
Derivative warrant liabilities loss (gain)	(983)	9,860	4,734	1,703
Non-recurring legal fees	—	—	—	402
Restructuring costs	—	—	—	2,101
Impairment expense	—	8,263	—	8,263
Pipeline research and development costs	—	8	—	480
Net (income) loss from discontinued operations, net of tax	—	(62)	—	(620)
Adjusted EBITDA - non-GAAP	$490	$2,039	$(3,694)	$9,186